Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Strong Operating Results in the Second Quarter 2023; Net Income More Than Doubles, Gross Profit and Margin Increase

CORAL GABLES, FL. - August 2, 2023 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the second quarter ended June 30, 2023.

“We are pleased with our performance for the second quarter as net income more than doubled and gross profit and gross margin increased substantially when compared with the prior-year period – all while continuing to reduce our debt,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “Our strategic efforts led by asset optimization, strategic partnerships, and product innovation continue to guide our decision-making process, which is beginning to reflect in our financial results.”

Financial highlights for the second quarter 2023:

Net sales for the second quarter of 2023 were $1,180.5 million compared with $1,211.9 million in the prior-year period. The net sales variance was primarily driven by the fresh and value-added products segment, specifically lower per unit pricing of avocados due to market conditions, and lower sales volume of non-tropical fruit. Net sales were partially offset by higher net sales in our banana segment, driven by both per unit pricing and volume.

Gross profit for the second quarter of 2023 was $116.8 million compared with $80.7 million in the prior-year period, an increase of 45%. Gross profit benefited from lower product and distribution costs in the fresh and value-added products segment combined with higher banana profitability.

Operating income for the second quarter of 2023 was $72.1 million compared with $34.3 million in the prior-year period and Adjusted operating income(2) was $67.9 million compared with $33.4 million in the prior-year period. The increase in operating income was due to higher gross profit and the gain on sale of our plastics business and other underutilized assets in South and Central America. Adjusted operating income excludes these asset sale gains, as well as $4.6 million of asset impairment and other charges related to impairments of grape vines in South America due to low productivity, idle land in Central America, and incremental expenses associated with the cybersecurity incident in early 2023. In the prior-year period, Adjusted operating income excludes asset impairment and other charges of $0.7 million and a $1.6 million gain on sale of assets.

Other expense, net for the second quarter of 2023 was $6.4 million compared with $2.6 million in the prior-year period. The increase principally resulted from higher foreign currency related losses, primarily related to unrealized losses on balance sheet remeasurement.

FDP net income(1) for the second quarter of 2023 was $47.7 million compared with $21.2 million in the prior-year period and Adjusted FDP net income(2) was $46.2 million compared with $20.7 million in the prior-year period. Adjusted FDP net income for the second quarter of 2023 excludes the abovementioned asset impairment and other charges, gain on sale of assets, as well as a $2.7 million tax effect related to all adjustments. In the prior-year period, Adjusted FDP net income excludes the abovementioned asset impairment and other charges, gain on sale of assets and tax effect related to all adjustments.

(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

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Second Quarter 2023 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 30, 2023					July 1, 2022
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$677.6	57%	$62.1	53%	9.2%	$732.4	60%	$49.4	61%	6.7%
Banana	448.8	38%	50.5	43%	11.3%	421.6	35%	22.2	28%	5.3%
Other products and services	54.1	5%	4.2	4%	7.8%	57.9	5%	9.1	11%	15.6%
	$1,180.5	100%	$116.8	100%	9.9%	$1,211.9	100%	$80.7	100%	6.7%

	Six months ended
	June 30, 2023					July 1, 2022

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,321.0	57%	$109.1	51%	8.3%	$1,405.1	60%	$93.8	55%	6.7%
Banana	873.9	38%	93.7	44%	10.7%	827.6	35%	60.0	35%	7.2%
Other products and services	114.1	5%	11.0	5%	9.6%	116.2	5%	16.7	10%	14.4%
	$2,309.0	100%	$213.8	100%	9.3%	$2,348.9	100%	$170.5	100%	7.3%

Second Quarter 2023 Business Segment Performance
Fresh and Value-Added Products

Net sales for the second quarter of 2023 were $677.6 million compared with $732.4 million in the prior-year period, primarily as a result of lower per unit pricing of avocados due to market conditions, combined with lower sales volumes of non-tropical fruit. Partially offsetting the decrease were higher net sales of fresh-cut fruit, pineapples, vegetables, and melons due to higher per unit selling prices and higher avocados sales volume.

Gross profit for the second quarter of 2023 was $62.1 million compared with $49.4 million in the prior-year period, an increase of 26%. The increase in gross profit was positively impacted by higher per unit selling prices for most products in the segment and lower distribution and ocean freight costs. Additionally, higher gross profit of avocados, due to lower per unit product cost, and higher demand of our Honeyglow® and Pinkglow® pineapple varieties, positively impacted gross profit. Partially offsetting the increase were higher production and procurement costs of most products which continue to be impacted by lingering inflationary pressures as well as the foreign exchange impact of a stronger Costa Rican colon. As a result of these factors, gross margin increased to 9.2% compared with 6.7% in the prior-year period.
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Banana

Net sales for the second quarter of 2023 were $448.8 million compared with $421.6 million in the prior-year period, primarily as a result of higher per unit selling prices in Europe and North America and higher sales volume in Asia, Europe and North America.

Gross profit for the second quarter of 2023 was $50.5 million compared with $22.2 million in the prior-year period, an increase of 127%. The increase in gross profit was impacted by higher net sales and lower distribution and ocean freight costs partially offset by higher production and procurement costs due to the continuing impact of inflation combined with the foreign exchange impact of a stronger Costa Rican colon. As a result of these factors, gross margin more than doubled to 11.3% compared with 5.3% in the prior-year period.

Other Products and Services

Net sales for the second quarter of 2023 were $54.1 million compared with $57.9 million in the prior-year period as a result of lower net sales of third-party freight services due to softened global demand.

Gross profit for the second quarter of 2023 was $4.2 million compared with $9.1 million in the prior-year period as a result of lower third-party freight services net sales. Gross margin was 7.8% compared with 15.6% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first six months of 2023 was $132.7 million compared with $95.1 million in the prior-year period. The increase was primarily attributable to working capital fluctuations, mainly related to lower levels of raw materials and packaging supplies inventory, combined with higher net income.

Total Long Term Debt

Total long-term debt decreased to $400.5 million at the end of the second quarter of 2023 from $472.7 million at the end of the first quarter of 2023.

Quarterly Cash Dividend

On August 1, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on September 8, 2023 to shareholders of record on August 16, 2023.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net sales	$1,180.5	$1,211.9	$2,309.0	$2,348.9
Cost of products sold	1,063.7	1,131.2	2,093.4	2,178.4
Other product-related charges	—	—	1.8	—
Gross profit	116.8	80.7	213.8	170.5
Selling, general and administrative expenses	46.8	47.3	94.4	92.5
Gain (loss) on disposal of property, plant and equipment, net and subsidiary	6.7	1.6	34.2	(2.2)
Asset impairment and other charges, net	4.6	0.7	7.1	1.7
Operating income	72.1	34.3	146.5	74.1
Interest expense, net	6.1	5.7	13.9	11.0
Other expense, net	6.4	2.6	15.7	6.7
Income before income taxes	59.6	26.0	116.9	56.4
Income tax provision	11.3	4.9	20.9	10.7
Net income	$48.3	$21.1	$96.0	$45.7
Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.6	(0.1)	9.3	(1.2)
Net income attributable to Fresh Del Monte Produce Inc.	$47.7	$21.2	$86.7	$46.9
Earnings per share(1):
Basic	$0.99	$0.44	$1.81	$0.98
Diluted	$0.99	$0.44	$1.80	$0.98
Dividends declared per ordinary share	$0.20	$0.15	$0.35	$0.30
Weighted average number of ordinary shares:
Basic	48,032,711	47,825,758	47,962,822	47,745,440
Diluted	48,213,033	47,887,123	48,183,287	47,871,704
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 30, 2023	December 30, 2022

Assets
Current assets:
Cash and cash equivalents	$43.8	$17.2
Trade and other accounts receivable, net	520.2	464.5
Inventories, net	583.3	669.0
Other current assets	30.2	90.7
Total current assets	1,177.5	1,241.4

Investment in and advances to unconsolidated companies	21.8	18.0
Property, plant and equipment, net	1,281.2	1,309.5
Operating lease right-of-use assets	224.8	213.8
Goodwill	423.4	422.9
Intangible assets, net	131.8	135.0
Other noncurrent assets	112.0	118.3
Total assets	$3,372.5	$3,458.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$514.2	$549.9
Current maturities of debt and finance leases	1.4	1.3
Current maturities of operating leases	53.6	41.6
Other current liabilities	29.0	14.2
Total current liabilities	598.2	607.0

Long-term debt and finance leases	407.1	547.1
Operating leases, less current maturities	146.5	147.3
Other noncurrent liabilities	175.2	182.5
Total liabilities	1,327.0	1,483.9

Redeemable noncontrolling interest	—	49.4

Total Fresh Del Monte Produce Inc. shareholders' equity	2,029.4	1,904.7
Noncontrolling interests	16.1	20.9
Total shareholders' equity	2,045.5	1,925.6
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,372.5	$3,458.9

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 30, 2023	July 1, 2022
Operating activities:
Net income	$96.0	$45.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.7	47.3
Amortization of debt issuance costs	0.2	0.3
Asset impairments	2.8	0.2
Share-based compensation expense	5.1	2.8
Deferred income taxes	(6.1)	(5.8)
(Gain) loss on disposal of property, plant and equipment and subsidiary	(34.2)	2.2
Other, net	0.6	(10.6)
Changes in operating assets and liabilities:
Receivables	(44.3)	(61.8)
Inventories	81.8	26.7
Prepaid expenses and other current assets	0.4	(0.2)
Accounts payable and accrued expenses	(17.0)	42.3
Other assets and liabilities	3.7	6.0
Net cash provided by operating activities	132.7	95.1

Investing activities:
Capital expenditures	(18.9)	(23.2)
Proceeds from sales of property, plant and equipment	96.8	6.3
Cash paid from derivatives not designated as hedges	—	(0.2)
Investments in unconsolidated companies	(3.7)	(8.1)
Other investing activities	(0.5)	0.1
Net cash provided by (used in) investing activities	73.7	(25.1)

Financing activities:
Net repayments on debt	(139.3)	(56.4)
Purchase of redeemable noncontrolling interest	(5.2)	—
Distributions to noncontrolling interests	(17.8)	(0.6)
Net payments related to share-based awards	(0.7)	(0.8)
Dividends paid	(16.8)	(14.3)
Other financing activities	(0.4)	(0.3)
Net cash used in financing activities	(180.2)	(72.4)
Effect of exchange rate changes on cash	0.4	1.9
Net increase (decrease) in cash and cash equivalents	26.6	(0.5)
Cash and cash equivalents, beginning	17.2	16.1
Cash and cash equivalents, ending	$43.8	$15.6

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and subsidiary, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.

This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted gross profit, Adjusted operating income, Adjusted FDP net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	June 30, 2023				July 1, 2022
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$116.8	$72.1	$47.7	$0.99	$80.7	$34.3	$21.2	$0.44
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—	—	—
Asset impairment and other charges, net (2)	—	4.6	4.6	0.09	—	0.7	0.7	0.01
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(8.8)	(8.8)	(0.18)	—	(1.6)	(1.6)	(0.03)
Other adjustments (4)	—	—	—	—	—	—	—	—
Tax effects of all adjustments (5)	—	—	2.7	0.06	—	—	0.4	0.01
As adjusted	$116.8	$67.9	$46.2	$0.96	$80.7	$33.4	$20.7	$0.43

	Six months ended
	June 30, 2023				July 1, 2022
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$213.8	$146.5	$86.7	$1.80	$170.5	$74.1	$46.9	$0.98
Adjustments:
Other product-related charges (1)	1.8	1.8	1.8	0.04	—	—	—	—
Asset impairment and other charges, net (2)	—	7.1	7.1	0.15	—	1.7	1.7	0.04
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(36.3)	(36.3)	(0.76)	—	(2.0)	(2.0)	(0.04)
Other adjustments (4)	—	—	7.6	0.16	—	—	—	—
Tax effects of all adjustments (5)	—	—	6.0	0.12	—	—	0.2	—
As adjusted	$215.6	$119.1	$72.9	$1.51	$170.5	$73.8	$46.8	$0.98

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 30, 2023			July 1, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$62.1	$50.5	$4.2	$49.4	$22.2	$9.1
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—
Adjusted Gross profit	$62.1	$50.5	$4.2	$49.4	$22.2	$9.1

Adjusted Gross margin (a)	9.2%	11.3%	7.8%	6.7%	5.3%	15.6%

	Six months ended
	June 30, 2023			July 1, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$109.1	$93.7	$11.0	$93.8	$60.0	$16.7
Adjustments:
Other product-related charges (1)	1.7	0.1	—	—	—	—
Adjusted Gross profit	$110.8	$93.8	$11.0	$93.8	$60.0	$16.7

Adjusted Gross margin (a)	8.4%	10.7%	9.6%	6.7%	7.2%	14.4%
(a) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net income attributable to Fresh Del Monte Produce Inc.	$47.7	$21.2	$86.7	$46.9
Interest expense, net	6.1	5.7	13.9	11.0
Income tax provision	11.3	4.9	20.9	10.7
Depreciation & amortization	21.6	23.7	43.7	47.3
Share-based compensation expense	2.9	1.1	5.1	2.8
EBITDA	$89.6	$56.6	$170.3	$118.7

Adjustments:
Other product-related charges (1)	—	—	1.8	—
Asset impairment and other charges, net (2)	4.6	0.7	7.1	1.7
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	(8.8)	(1.6)	(36.3)	(2.0)
Other adjustments (4)	—	—	7.6	—
Adjusted EBITDA	$85.4	$55.7	$150.5	$118.4

Net sales	$1,180.5	$1,211.9	$2,309.0	$2,348.9

EBITDA margin (a)	7.6%	4.7%	7.4%	5.1%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (b)	7.2%	4.6%	6.5%	5.0%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the six months ended June 30, 2023 of $1.8 million consisted of inventory write-offs which were primarily related to the sale of two distribution centers in the Middle East.

(2)Asset impairment and other charges, net for the quarter ended June 30, 2023 primarily consisted of impairment charges related to low productivity grape vines in South America and idle land in Central America. In addition, the quarter and six months ended June 30, 2023 also included expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The incident temporarily impacted certain of the Company's operational and information technology systems, and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors. The Company's critical operational data and business systems were promptly recovered and accordingly, the incident did not have a material impact on the Company's financial results for the six months ended June 30, 2023 and is not expected to have a material impact on future quarters. Asset impairment and other charges, net for the quarter ended July 1, 2022 primarily consisted of severance expenses due to the exit from a European facility. For the six months ended July 1, 2022, asset impairment and other charges, net also included severance expense in connection with the departure of the Company's former President and Chief Operating Officer.

(3)Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended June 30, 2023 primarily included a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America and gains on the sales of land assets in South and Central America. For the six months ended June 30, 2023, gain on disposal of property, plant and equipment, net and subsidiary also included a $20.5 million gain on the sale of two distribution centers and related assets in the Middle East and a $7.0 million gain on the sale of an idle facility in North America. Gain on disposal of property, plant and equipment, net and subsidiary for the quarter and six months ended July 1, 2022 primarily related to a gain on the sale of vacant land in Mexico.

(4)Other adjustments for the six months ended June 30, 2023 primarily related to the portions of the gain on disposal of property, plant, and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

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(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such adjustments were incurred, except for those items which are non-taxable for which the tax provision was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the second quarter 2023 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2023, for the second consecutive year, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including the Company’s (a) commitment to asset optimization, strategic partnerships and product innovations and the impact on the Company’s results of operations; (b) expectations regarding the ability to identify, sell or leverage underutilized assets, including the related impacts to operational efficiency; (c) anticipated demand for the Company’s core products; (d) improvements in the Company’s avocado business and pricing and technology developments; (e) climate-related projects, including the Company’s Brighter World Tomorrow™ vision; (f) leveraging technologies to improve grower and supply-related efficiencies; (g) continued focus on innovation and value-added products; (h) strategies and goals for industry innovation, including becoming a technology-driven, sustainable company; (i) changes to, or launches of, new product lines, partnerships or programs and the ability to expand into other markets; and (j) impact of inflation and foreign exchange rates on the Company’s results. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) macroeconomic factors, including inflation, interest rates and foreign exchange rates; (ii) the Company’s ability to leverage technologies, (iii) trends and other factors affecting consumer preferences, including whether consumers are receptive to the ideas and innovations made by the Company, (iv) its inability to accurately identify underperforming product lines and assets, and (v) other factors outside the Company’s control that impact its and other growers’ crop quality and yields. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
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